SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934

Filed by the Registrant    ( )

Filed by a Party other than the Registrant    (X)

Check the appropriate box:

( )   Preliminary Proxy Statement

( )   Definitive Proxy Statement

(X)   Definitive Additional Materials *

( )   Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                   Santa Fe Pacific Corporation
        Name of Registrant as Specified In Its Charter

                   Union Pacific Corporation
        (Names of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

( )   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
      14a-6(i)(2).

( )   $500 per each party to the controversy pursuant to Exchange
      Act Rule 14a-6(i)(3).

( )   Fee computed on table below per Exchange Act Rules 14a-
      6(i)(4) and 0-11.

(X)   Check box if any party of the fee is offset as provided by
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      (1)  Amount Previously Paid:  $125 on October 13, 1994
      (2)  Form, Schedule or Registration Statement No.: Schedule 14A
      (3)  Filing Party: Same as above
      (4)  Date Filed: October 13, 1994


      * Although the attached press release is being filed as additional material pursuant to Rule 14a-6 under the Securities Exchange Act of 1934, the filer of this additional material does not believe that this press release constitutes soliciting material.



                 UNION PACIFIC ANNOUNCES INCREASE IN PRICE
                   OF PROPOSAL TO NEGOTIATE WITH SANTA FE

                    Lewis Takes Short-Term Medical Leave

          BETHLEHEM, PA, October 30 -- Union Pacific Corporation (NYSE: UNP) announced today that it has increased the price in its proposal to negotiate a combination with Santa Fe Pacific Corporation (NYSE: SFX) to $20 per share of Santa Fe common stock.

          The revised Union Pacific proposal represents a 29.0 percent premium over the closing price of Santa Fe common stock on October 28, 1994, and is 16.2 percent higher than the recently revised offer to Santa Fe stockholders from Burlington Northern Inc. (NYSE: BNI) based on the closing price of Burlington
     Northern common stock on October 28, 1994.

          Union Pacific is proposing to negotiate a tax-free merger transaction in which Santa Fe shareholders would receive shares of Union Pacific common stock having a value of $20 per Santa Fe share based on the $49.125 closing price of Union Pacific common stock on the New York Stock Exchange on October 28, 1994. Union Pacific also said it would consider paying a portion of the consideration in cash.

          The revised proposal made by Union Pacific remains subject to termination of the merger agreement between Burlington Northern and Santa Fe in accordance with the terms of that agreement, approval of a mutually satisfactory merger agreement by both Boards of Directors, receipt of ICC and other governmental approvals and approval by stockholders of both companies.

          In addition, Elbridge T. Gerry, Jr., Chairman of the Executive Committee of Union Pacific Corporation's Board of Directors, announced today on behalf of the Board that Union Pacific Corporation Chairman and Chief Executive Officer Drew Lewis requested and was granted a short-term medical leave to enter an alcohol treatment program. Mr. Lewis is expected to return to work in four to six weeks.

          Mr. Gerry said that in Mr. Lewis' absence his duties will be shared by Dick Davidson, President of Union Pacific Corporation and CEO of Union Pacific Railroad Company, Jack Messman, Chief Executive Officer of Union Pacific Resources and L. White
     Matthews, III, Executive Vice President - Finance of Union
     Pacific Corporation.  Mr. Matthews will oversee the Union
     Pacific/Santa Fe merger project.

     /EDITORS NOTE/ Attached is the full text of a letter from Union Pacific to Mr. Robert D. Krebs, chairman, president and CEO of Santa Fe.

          This announcement is neither an offer to sell nor a solicitation of offers to buy any securities which may be issued in any merger or similar business combination involving Union Pacific and Santa Fe. The issuance of such securities would have to be registered under the Securities Act of 1933 and such securities would be offered only by means of a prospectus complying with the requirements of such Act.



     /Union Pacific Letter/

     Mr. Robert D. Krebs
     Chairman, President & CEO
     Santa Fe Pacific Corporation
     1700 East Golf Road
     Schaumburg, Illinois 60173

     Dear Rob:

          I am writing to submit the following revised proposal to negotiate a combination of our companies. We ask that you and your Board of Directors, consistent with your fiduciary obligations and in accordance with the terms of your existing merger agreement with Burlington Northern, give careful consideration to our proposal.

          We propose to negotiate a tax-free merger in which your shareholders would receive Union Pacific shares of common stock at a ratio of .407 of a share for each Santa Fe share of common stock, having a value of $20 per Santa Fe share based on the closing price of Union Pacific stock on October 28, 1994. We would also consider paying a portion of the consideration in cash.

          This price would represent a premium of 29.0 percent over the closing price of Santa Fe common stock on October 28, 1994. Our proposed price also represents a premium of 16.2 percent over the current value of the revised Burlington Northern transaction, which has been endorsed by your financial advisors as fair to your stockholders.

          We are prepared to begin immediate negotiation of a definitive merger agreement containing mutually agreeable terms and conditions. Our proposal would continue to be subject to the conditions previously described, including termination of your merger agreement with Burlington Northern in accordance with its terms, completion of due diligence, approval of a mutually satisfactory merger agreement by our respective Boards of Directors, ICC and other governmental approvals and approval of our respective shareholders.

          We are in receipt of your letter, dated October 27, 1994, concerning our ICC case. We disagree with many of your statements and will be sending you shortly a written response addressing those differences. We continue to believe that you have not given fair consideration to the ICC issue. As we have said previously, we think it would be far more constructive for your Board and management to meet with us to discuss how we would propose to deal with this issue.

     Sincerely,

     Dick Davidson
     President
        Union Pacific Corporation
     Chairman and Chief Executive Officer,
        Union Pacific Railroad Company


     cc:  Board of Directors
        Santa Fe Pacific Corporation